Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of FinWise Bancorp, of our report dated May 13, 2021, except for the changes in authorized shares and the effects of the stock split discussed in Note 1 to the financial statements, as to which the date is July 30, 2021, relating to the consolidated financial statements of FinWise Bancorp and subsidiary, which report appears in the Registration Statement on Form S-1 of FinWise Bancorp (File No. 333-257929).

/s/ Moss Adams LLP

Spokane, Washington
February 4, 2022